AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 21st day of May, 2014, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the
Muhlenkamp Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit R, the Muhlenkamp Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit R to the Managed Portfolio Series Fund Accounting Agreement

Name of Series
Muhlenkamp Fund

Fund Accounting Services Fee Schedule at May, 2014

Annual Fee Based Upon Average Net Assets Per Fund
Base fee on the first $[…] million
[…] basis points on the next $[…] million
[…] basis points on the next $[…] billion
[…] basis points on the balance
Base annual fee:  $[…] per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.

Pricing Services**
▪	$[…] - Domestic Equities, Options, ADRs
▪	$[…] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$[…] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                    Bonds, Asset Backed Securities, High Yield Bonds
▪	$[…] - Bank Loans
▪	$[…] - Credit Default Swaps
▪	$[…] - Swaptions, Index Swaps
▪	$[…] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action & Manual Pricing Services
▪	$[…] /Foreign Equity Security per Month for Corporate Action Service
▪	$[…] /Domestic Equity Security per Month for Corporate Action Service
▪	$[…] /Month Manual Security Pricing (>25/day)

Fair Value Services (Charged at the Complex Level)**
▪	$[…] on the First […] Securities
▪	$[…] on the Balance of Securities

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.) and postage.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit R.

Muhlenkamp & Company, Inc.

By: /s/ Anthony W. Muhlenkamp

Printed Name: Anthony W. Muhlenkamp

Title: President, Muhlenkamp & Co., Inc.    Date: July 2, 2014